Exhibit 10.3

Advanced BioEnergy, LLC

Unit Appreciation Right Agreement

Date of Grant:	January 18, 2013

Name of Grantee:	Richard Peterson

Grant Price per Unit:	$1.15, subject to reduction as set forth in Section 4 of this Award

Number of UARs Granted:	200,000

Advanced BioEnergy, LLC (the “Company”) is pleased to inform you that you have been granted Unit Appreciation Rights (“UARs”) as set forth above (this “Award”). The terms of this Award are as follows:

1. Vesting.

(a) The UARs shall vest 1/18th per month over an 18 month period, beginning on December 7, 2012 (the “Qualifying Period”), such that 1/18th of the UARs have vested as of the Date of Grant, 2/18 of the UARs will vest on February 7, 2013 and thereafter 1/18 of the UARs will vest on the 7th of each month; provided however, that you have been continuously employed by the Company during the preceding month for such portion of the UARs to vest.

(b) The vested UARs shall become automatically payable on the date (the “Payment Date”) which is the earliest of (i) the closing on the sale of all or substantially all of the assets (the “SD Assets”) of ABE South Dakota, LLC (“ABE South Dakota”), (ii) the occurrence of a “Change in Control,” as defined in Appendix A to this Award, of the Company, (iii) your death, or (iv) your termination of employment due to a “Disability,” as defined in Section 11 of your Employment Agreement.

(c) If, on any date during the Qualifying Period, you are terminated by the Company “for cause” (as defined in your Employment Agreement), the UARs shall automatically and immediately be forfeited and cancelled without payment therefor on such date.

2. Expiration. Notwithstanding any other provision of this Award to the contrary, the UARs shall immediately expire and be of no further force and effect if the Unit holders do not approve of the UAR within twelve (12) months after the date of this Award in accordance with Section 162(m) of the Internal Revenue Code and regulations promulgated thereunder, regardless of whether a Payment Date has been deemed to have occurred.

3. No Right to Continued Employment. Nothing in this Award shall confer any right on you to continue in the Company’s employ or service or affect any right which the Company has to terminate such employment or retention.

4. UAR Payment.

(a) No later than five (5) business days after the Payment Date, the Company will pay you, with respect to each UAR, an amount equal to the excess, if any, of (a) the fair market value on the Payment Date of a Unit, on a fully diluted basis, as if the UARs were outstanding Units on such date, over (b) the grant price per UAR, which price equals $1.15 per Unit (the “Grant Price”).

(b) The Grant Price will be reduced by any distribution received by the Unit holders of the Company from (i) the proceeds of the escrow account (the “Escrow Funds”) established pursuant to that certain Escrow Agreement, dated December 7, 2012, by and among ABE Fairmont, LLC, the Company, Flint Hills Resources Fairmont, LLC and Wells Fargo Bank, National Association in connection with the sale of the Company’s Fairmont, Nebraska ethanol plant (the “Asset Sale”) or (ii) the amount reserved by the Company from the proceeds of the Asset Sale (any such distribution set forth in clauses (i) and (ii) above, a “Grant Price Reducing Distribution”). Any Grant Price Reducing Distribution shall reduce the Grant Price by the amount of such Grant Price Reducing Distribution until the Grant Price is reduced to $0, at which point, any remaining amount per Unit of the Grant Price Reducing Distribution shall be payable as a distribution to Grantee.

(c) Payment with respect to the UAR shall be made in cash, subject to all applicable tax withholding.

(d) The determination of fair market value of a Unit shall be made in good faith in the sole discretion of the Compensation Committee of the board of directors of the Company, which determination shall be final and binding on all parties. In the event the Grant Price per UAR exceeds the fair market value per Unit on the Payment Date, then all UARs shall be immediately cancelled without payment therefor, and thereafter you shall have no right to any further payment under this Agreement.

(e) For purpose of Internal Revenue Code Section 409A, the Company and you agree that in establishing the fair market value of $1.15 per Unit, the Company is including in fair market value the $22.5 Million referred to in Section 4(b) above. The Company and you also agree that a portion of your overall compensation, apart from this UAR, is based upon the Company’s receipt of the Escrow Funds, and it is appropriate to reduce the Grant Price to reflect the value of the Company without regard to these items. The Company and you also agree that the board of directors of the Company, or the compensation committee thereof, will reduce the Grant Price in the event that the Escrow Funds are not received by the Company and distributed to the Company’s Unit holders. The Company and you also agree, as set forth in Section 7 of this Award, that the board of directors of the Company, or the compensation committee thereof, has power to make any other adjustments it believes appropriate and necessary to give effect to the intent of the parties to this Award.

5. Transferability. None of the UARs are transferable (by operation of law or otherwise) by you, other than by will or the laws of descent and distribution. If, in the event of your divorce, legal separation or other dissolution of your marriage, your former spouse is awarded ownership of, or an interest in, all or part of the UARs covered by this Award, this Award shall automatically and immediately be forfeited and cancelled in full without payment on such date.

6. Governing Law. This Award shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without regard to conflicts of laws principles thereof.

7. Changes in Capitalization. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, Unit dividend, Unit split, combination of Units, rights offering, or extraordinary dividend or divestiture (including a spin-off), or any other change in the structure or Units of the Company, including any conversion by the Company into a corporate form, the Compensation Committee (or if the Company does not survive any such transaction, the board of directors or an authorized committee of the board of directors of the surviving company) shall, without your consent, make such adjustments as it determines in its discretion to be appropriate as to the number of UARs or the Grant Price per UAR in order to prevent dilution or enlargement of your rights hereunder.

8. Unfunded Status. Other than as provided in Sections 4 and 7 above, you shall not be entitled to any voting rights, to receive any dividends with respect to your UARs or to have the value of your UARs credited or increased as a result of any other distribution with respect to the Units of the Company. You will not have any interest in any particular assets of the Company by reason of your UARs, and no provision will be made with respect to segregating assets of the Company for payment of the value of your UARs.

9. General. This Award shall be binding upon and inure to the benefit of any successor or successors of the Company. The invalidity or unenforceability of any provision of this Award shall not affect the validity or enforceability of any other provision of this Award. Except as otherwise expressly set forth in this Award, any term of this Award may be amended and the observance of any term of this Award may be waived (either generally or in a particular instance and either retroactively or prospectively) only upon the written consent of the parties hereto. No waivers of or exceptions to any term, condition or provision of this Award, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Unit Appreciation Right Agreement as of the 18th day of January, 2013.

COMPANY:

Advanced BioEnergy, LLC

By:	/s/ Scott A. Brittenham
Scott A. Brittenham
Chairman of the Board of Directors

AGREED TO AND ACCEPTED BY:

GRANTEE:

/s/ Richard Peterson
Richard Peterson

Appendix A

“Change in Control” for purposes of this Award shall mean the occurrence of any one or more of the following:

(1) the acquisition, during any 12 consecutive month period that ends subsequent to the Date of Grant of this Award (“Effective Date”), by any “person” (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act) (an “Acquirer”) of ownership (determined taking into account the ownership attribution rules of Section 318(a) of the Code) of membership interests of the Company possessing 30% or more of the total voting power of the then outstanding membership interests of the Company; provided that for purposes of this paragraph (1):

(a) any membership interests of the Company owned by the Acquirer prior to the start of the applicable 12 consecutive month period shall not be counted toward the 30% threshold specified above; and

(b) an acquisition shall not constitute a Change in Control pursuant to this paragraph (1) if: (i) prior to the acquisition, the Acquirer owns membership interests of the Company possessing more than 50% of the total fair market value or total voting power of the then outstanding membership interests of the Company; (ii) the acquisition is by the Company or a subsidiary of the Company; (iii) the acquisition is by an employee benefit plan (or related trust) sponsored or maintained by the Company or one or more of its subsidiaries; (iv) the acquisition is by Grantee or any group that includes Grantee; or (v) the acquisition is by a surviving or acquiring entity in connection with a Business Combination described in clause (4)(a) below;

(2) the acquisition by an Acquirer of membership interests of the Company that, together with membership interests already held by such Acquirer, constitutes more than 50% of the total fair market value or total voting power of the membership interests of the Company, other than an acquisition by an Acquirer who, prior to the acquisition, owned more than 50% of the total fair market value or total voting power of the membership interests of the Company;

(3) the replacement, during any 12 consecutive month period that ends subsequent to the Effective Date, of a majority of the members of the Board with members whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election;

(4) the consummation of a merger or consolidation of the Company with or into another entity, a statutory share exchange or a similar business combination involving the Company (each, a “Business Combination”) which, subsequent to the Effective Date, has been approved by the Unit holders of the Company, other than (a) a Business Combination where the holders of membership interests of the Company immediately before the Business Combination own, directly or indirectly, 65% or more of the total voting power of all the outstanding equity securities of the surviving or acquiring entity resulting from such Business Combination, or (b) a Business Combination where Grantee or a group that includes Grantee owns, directly or indirectly, 30% or more of the total value or voting power of all the outstanding equity interests of the surviving or acquiring entity resulting from such Business Combination; or

(5) the acquisition, during any 12 consecutive month period that ends subsequent to the Effective Date, by an Acquirer of assets of the Company with a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to more than 40% of the total gross fair market value of all assets of the Company immediately prior to the acquisition, other than an acquisition (a) by a holder of membership interests in the Company immediately prior to such acquisition in exchange for its Company membership interests, (b) by an entity 65% or more of the total voting power of which is owned, directly or indirectly, by the Company, (c) by a person or group (within the meaning of 26 CFR § 1.409A-3(i)(5)(vii)(C)) that owns, directly or indirectly, 65% or more of the total voting power of all outstanding membership interests of the Company, (d) by an entity 65% or more of the total voting power of which is owned, directly or indirectly, by a person or group described in the immediately preceding clause (c), or (e) by a corporation or other entity 30% or more of the total value or voting power of which is owned, directly or indirectly, by Grantee or a group that includes Grantee.